Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TNP Strategic Retail Trust, Inc.:

We consent to the incorporation by reference in the pre-effective amendment No. 1 to post-effective amendment No. 9 to the registration statement (No. 333-154975) on Form S-11 of TNP Strategic Retail Trust, Inc. of our report dated March 31, 2011 (except for Notes 8 and 16, as to which the date is January 17, 2012), with respect to the consolidated balance sheets of TNP Strategic Retail Trust, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity, and cash flows for the years ended December 31, 2010 and 2009 and for the period from September 18, 2008 (date of inception) through December 31, 2008, and financial statement schedule III as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of TNP Strategic Retail Trust, Inc., as amended by Form 8-K dated January 17, 2012. We further consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Irvine, California

March 1, 2012